Exhibit 99.1

Pamrapo Bancorp, Inc. Announces Suspension of Dividend

BAYONNE, NJ—(MARKETWIRE – 08/27/09) – Pamrapo Bancorp, Inc. (NASDAQ: PBCI – News) announced that its board of directors has decided to suspend the Company’s regular cash dividends on its common stock, including the dividend for the third quarter of 2009, until further notice. Interim President and Chief Executive Officer Kenneth D. Walter stated, “Given the uncertain economic climate, as well as the internal challenges that the Company has been facing, the board of directors and management feel that it is prudent and in the best interest of shareholders to preserve our capital in these difficult economic times.”

The dividend policy will be regularly assessed by the Company’s board of directors and will depend, among other things, on the Company’s earnings, obligations and capital resources, and overall market conditions.

Pamrapo is a holding company whose principal subsidiary, Pamrapo Savings Bank, S.L.A., operates ten branch offices in Bayonne, Hoboken, Jersey City and Monroe, New Jersey.

Forward-Looking Statements

This press release may include certain forward-looking statements based on current management expectations. The actual results of Pamrapo Bancorp, Inc. (the “Company”) could differ materially from those management expectations. Factors that could cause future results to vary from current management expectations include, but are not limited to, general economic conditions, legislative and regulatory changes, monetary and fiscal policies of the federal government, changes in tax policies, rates and regulations of federal, state and local tax authorities, changes in interest rates, deposit flows, the cost of funds, demand for loan products, demand for financial services, competition, changes in the quality or composition of loan and investment portfolios of Pamrapo Savings Bank, S.L.A., the Company’s wholly-owned subsidiary, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental and technological factors affecting the Company’s operations, markets, products, services and prices. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

CONTACT

Robert A. Hughes

Investor Relations

201-339-4600